Exhibit 10(xx)

Alcoa 390 Park Avenue New York, New York 10022 USA Alain J.P. Belda Chairman and Chief Executive Officer

February 15, 2008

Mr. Klaus Kleinfeld

Alcoa Inc.

390 Park Avenue

New York, New York 10022

Dear Klaus:

As President and Chief Operating Officer, you are a key part of the senior executive management team of Alcoa Inc. (the “Company”). The business relationships you have developed both inside and outside of the Company, your knowledge of the Company’s business affairs and your management experience are all of great importance to the Company, and I value your continuing contributions. As I am sure you can also appreciate, it is important to the Company’s future success that you, me and the other members of the senior executive leadership team are able to enhance our ability to increase shareholder value, and if necessary, to ease transitions when it is in the best interest of the Company to do so. Accordingly, it is my pleasure to be able to provide you with this letter agreement (the “Agreement”) which sets forth the terms of an arrangement between you and the Company concerning your continuing and post-employment obligations.

Voluntary Resignation or Retirement

You may terminate your employment relationship with the Company by voluntarily resigning or by retiring. If you wish to resign or retire, you will provide the Company with at least three (3) months’ advance written notice (the “Notice Period”), after which the following conditions shall apply:

A. The Company Accepts Your Notice of Resignation or Retirement. If the Company accepts your notice to resign or retire, your active service with the Company will be terminated at the end of the Notice Period. Except for the lump sum payment upon your execution of the release attached as Exhibit A (the “Release Agreement”) and discussed in paragraph C, subsequent to the Notice Period there will be no further compensation paid by the Company.

During the Notice Period, the Company may in its sole discretion, assign you such duties as it sees fit, or elect to advance your resignation or retirement date. Should the Company advance your resignation or retirement date, the Company will continue to pay your base salary through the Notice Period.

B. The Company Requests You to Extend Your Notice Period. If the Company at it sole discretion, desires that you stay longer than the Notice Period, at the Company’s request and with your mutual agreement, the Notice Period will be extended for an additional agreed upon period of time (the “Extended Notice Period”). The Extended Notice Period will not exceed twenty-four (24) months.

During either the Notice Period or the Extended Notice Period, the Company may in its sole discretion, assign you such duties as it sees fit, or elect to advance your resignation or retirement date. Should the Company advance your resignation or retirement date, the Company will continue to pay your base salary through the Notice Period and the Extended Notice Period. If you fulfill your obligations as set forth in this Agreement, continue to work through the Extended Notice Period and you execute the Release Agreement, following the date of your resignation or retirement the Company will continue to pay you your monthly base salary as of your last day of employment with the Company, less any amounts required or authorized to be withheld by law, for a period which is equivalent to the Extended Notice Period (“Salary Equivalent”). The Salary Equivalent will be paid in lieu of any other involuntary separation benefits, severance payments or any other such payments which you may be eligible to receive from the Company. It is also understood that the Salary Equivalent will not be paid to you in the event that you receive severance pay and benefits under the Company’s Change in Control Severance Plan. In addition, if you fulfill the aforementioned obligations, you will be provided with additional pension accrual equivalent to the Extended Notice Period. Upon your retirement, your retirement benefit will be calculated as if you had the additional pension accrual. The additional pension benefit as calculated under the plan will be paid to you as a non-qualified retirement benefit. After your resignation or retirement at the end of the Extended Notice Period you will also be provided with continued healthcare benefits for a period equivalent to the Extended Notice Period.

C. Severance. In conjunction with your execution of the Release Agreement, the Company shall pay you a lump sum payment in an amount equal to $50,000.00 (the “Severance Payment”), less all amounts required to be withheld by law. The Release Agreement will become effective pursuant to its terms.

Involuntary Termination

The Company may terminate your employment for any reason, including with or without Cause.

Any voluntary termination of your employment will be deemed an involuntary termination of your employment “without Cause” under this Agreement (a “Qualifying Termination”) if such resignation occurs during the thirty (30) day period following the date on which the current Chief Executive Officer and Chairman retires and you are not immediately thereafter appointed to succeed him as Chief Executive Officer and Chairman of the Board; provided, the appointment of a non-executive Chairman of the Board at any time will not constitute a basis for a Qualifying Termination provided that you, at such time as you then are or thereafter become the Chief Executive Officer, report directly to the Board.

If you are involuntarily terminated or if a Qualifying Termination has occurred, the following conditions shall apply:

A. Involuntary Termination with Cause. In the event that it is determined by the Company that your active service will be terminated for reasons which in its sole discretion constitute Cause, your service will be immediately terminated and there will be no further compensation paid by the Company.

For purposes of this Agreement, “Cause” shall have the following meaning: (i) any refusal by you to follow the lawful directives of the Board, or while you are Chief Operating Officer, the lawful directives of the Chief Executive Officer, which are consistent with the scope and nature of your duties and responsibilities; (ii) your conviction of, or plea of guilty or nolo contendere to a felony or of any crime involving moral turpitude, fraud or embezzlement; (iii) any gross negligence or willful misconduct in the conduct of your duties; (iv) any material breach of any one or more of the restrictive covenants as are applicable to senior executives of the Company as of October 1, 2007, including without limitation, the restrictive covenants under this Agreement; or (v) any violation of any statutory or common law duty of loyalty to the Company or any of its subsidiaries; provided, no act or omission shall be “willful” if conducted in good faith and with a reasonable belief that such conduct was in the best interests of the Company.

B. Involuntary Termination without Cause or a Qualifying Termination. In the event that a Qualifying Termination event has occurred or it is determined by the Company that your active service will be terminated for reasons, which in its sole discretion are without Cause, and you fulfill your obligations as set forth in this

Agreement, and execute the Release Agreement, the Company shall pay you an amount equivalent to your base salary plus your target annual bonus as of your last day of employment with the Company, less any amounts required or authorized to be withheld by law, for a period of two (2) years following your termination date (“Salary Continuance”). The Salary Continuance will be paid in lieu of any other involuntary separation benefits, severance payments, or any other such payments which you may be eligible to receive from the Company. It is also understood that the Salary Continuance will not be paid to you in the event that you receive severance pay and benefits under the Company’s Change in Control Severance Plan. In conjunction with your execution of the Release Agreement, the Company shall pay you the Severance Payment. In addition, if you fulfill the aforementioned obligations, you will be provided with two (2) additional years of pension accrual. Upon your retirement, your retirement benefit will be calculated as if you had two additional years of pension accrual. The additional pension benefit as calculated under the plan will be paid to you as a non-qualified retirement benefit. After your termination, you will be provided with continued healthcare benefits for a period of two (2) years after your termination date.

If you are entitled to receive severance benefits under this Agreement, you will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and any amount received from subsequent employment will not offset your Salary Continuation payments (as defined under this Agreement).

Restrictive Covenants

In light of the unique character of your position with the Company, the business relationships you have developed and will continue to develop while employed by the Company, and your knowledge of the Company’s business affairs including the Confidential Information (as defined below), and with the acknowledgment of the continuing consideration which you will receive from the Company as a member of its senior executive management team, and the personal financial security which is provided under this Agreement in the event of your Involuntary Termination, or in the event of a change in control as defined in the Company’s Change in Control Severance Plan, you agree to the following Restrictive Covenants:

Noncompetition: During your employment and for a period of two (2) years thereafter (regardless of whether the termination of your employment is voluntary or involuntary), you will not directly or indirectly provide services, whether as a director, officer, partner, owner, employee, inventor, consultant, advisor, agent, or otherwise, to any domestic or international business or firm that is engaged or has plans to become engaged in the manufacturing, fabricating, distributing or selling of aluminum and/or aluminum related products for the aerospace, automotive, packaging, home exterior or other aluminum fabricated product markets, the mining of bauxite, conversion and refining of bauxite into alumina and/or the sale or distribution of alumina or alumina related chemical products or any other line of business in which the Company is involved or becomes involved during your employment with the Company (collectively, the “Aluminum Business”). However, you may own up to five percent (5%) of the outstanding securities of any publicly traded company.

It is not the Company’s intention to restrict or limit your activities, unless it is believed that there is a substantial possibility that your future employment, or activities in any of the lines of business in which the Company is engaged may be detrimental to the Company. So as to not unduly restrict your future employment, if you desire to enter into any employment arrangement or relationship with any entity in the above identified markets within the two year period, please consult with me to discuss your intended relationship with the competitive entity. You and the Company recognize that due to the many different businesses which presently compete, or which in the future may compete with the Company in the Aluminum Business, the Company will discuss your desire to enter into a business or professional relationship with any manufacturer or firm which may be perceived as a competitor. Please contact the Company’s General Counsel if you wish to discuss future business relationships.

Nonsolicitation: During your employment and for a period of two (2) years thereafter (regardless of whether the termination of your employment was voluntary or involuntary), you will not directly or indirectly (i) solicit, induce or attempt to solicit or induce any current or future employee of the Company to leave the Company for any reason, or (ii) solicit business from, or engage in business with, any current or future customer or supplier of the Company which you met and dealt with during your employment with the Company for any purpose. In the event that you become aware that any present or future employee of the Company has been hired by any business or firm with which you are then affiliated, you will immediately notify the Company’s General Counsel to confirm your non-solicitation of said employee.

Confidentiality: During your employment with the Company and at all times thereafter, you will maintain the confidentiality of any and all information about the Company which is not generally known or available outside the Company, including without limitation, strategic plans, technical and operating know-how, business strategy, trade secrets, customer information, business operations and other proprietary information (“Confidential Information”), and you will not, directly or indirectly, disclose any Confidential Information to any person or entity, or use any Confidential Information, whether for your benefit or the benefit of any new employer or any other person or entity, or in any other manner that is detrimental to or inconsistent with any interest of the Company. If you receive notice that you may be required to disclose any

Confidential Information pursuant to a subpoena or other lawful process, you must notify the Company’s General Counsel immediately.

You acknowledge and agree that given the nature of the Company’s business, which is conducted throughout the world, and your position of confidence and trust with the Company, the scope and duration of these Restrictive Covenants are reasonable and necessary to protect the legitimate business interests of the Company. You further acknowledge that you have received substantial compensation from the Company and that your general skills and abilities are such that you can be gainfully employed in noncompetitive employment, and that this Agreement will in no way prevent you from earning a living following your employment with the Company.

You also recognize and agree that any breach or threatened or anticipated breach of any part of these Restrictive Covenants will result in irreparable harm to the Company, and that the remedy at law for any such breach or threatened breach will be inadequate. Accordingly, in addition to any other legal or equitable remedies that may be available to the Company, you agree that the Company shall be entitled to obtain an injunction, without posting a bond, to prevent any breach or threatened breach of any part of these Restrictive Covenants. You agree to reimburse the Company for all costs and expenses, including reasonable attorney’s fees and costs, incurred by the Company in connection with the enforcement of its rights under this Agreement.

In the event that any court of competent jurisdiction finds that the limitations set forth in these Restrictive Covenants are overly broad with respect to duration, geographic scope or scope of prohibited activities, such court shall have the authority to reduce the duration, area or activities of such provisions so as to be enforceable to the maximum extent compatible with applicable law, and such provisions shall then be enforced as modified. In the event that a court reduces the duration of the restriction, any unpaid Salary Equivalent or Salary Continuance, as set forth above, shall be reduced on a pro rata basis.

Governing Law; Jurisdiction

This Agreement shall be governed and interpreted in accordance with the laws of the State of New York without reference to its choice of law principles. Any action arising out of or related to this Agreement shall be brought in the state or Federal courts located in New York City, and you and the Company consent to the jurisdiction and venue of such courts.

Amendment; Waiver

No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification or discharge is in writing and signed by the Chief Executive Officer of the Company. Any failure by you or the Company to enforce any of the provisions of this Agreement shall not be construed to be a waiver of such provisions or any right to enforce each and every provision in the future. A waiver of any breach of this Agreement shall not be construed as a waiver of any other or subsequent breach.

Successors; Binding Agreement

The Company shall have the right to assign its rights and obligations under this Agreement to any entity that acquires all or substantially all of the assets of the Company and continues the Company’s business. The rights and obligations of the Company under this Agreement shall inure to the benefit and shall be binding upon the successors and assigns of the Company.

Severability

In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement shall not in way be affected or impaired thereby.

Entire Agreement

You acknowledge that you have not relied upon any representations (whether oral or written) from the Company, other than as set forth in this Agreement. This Agreement sets forth the entire agreement and understanding between you and the Company and merges and supersedes any and all prior discussions, agreements, arrangements and understandings with regard to the subject matter hereof, and may not be modified, amended, discharged or supplemented in any respect, except by a subsequent writing signed by you and the Company. In the event that the Salary Equivalent, Salary Continuance, Severance Payment, additional years of pension service and continued healthcare benefits in the aggregate are more than 2.99 times of your base salary and bonus, the payments which you will be eligible to receive under this Agreement will be reduced accordingly. Except for involuntary separation benefits or other similar severance payments, this Agreement does not supersede the terms of your employment agreement dated August 14, 2007 or any other compensation plans, stock option programs, welfare benefit plans, or other such plans or programs in which you are eligible to participate, or may become eligible to participate.

If you agree to the terms of this Agreement, please sign on the line provided on the next page and return two signed copies to Donna Dabney, Corporate Secretary . A fully executed copy will be returned to you for your files after it is signed by the Company.

Sincerely,

ALCOA INC.

By:	/s/ Alain J.P. Belda

Title:	Chairman of the Board and Chief Executive Officer

Dated:	February 15, 2008

Agreed to and accepted:

/s/ Klaus Kleinfeld

Klaus Kleinfeld
President and Chief Operating Officer

Exhibit A

RELEASE AGREEMENT

RELEASE AGREEMENT (this “Release Agreement”), dated as of                                 , between Alcoa Inc. (the “Company”), and Klaus Kleinfeld (“Releasor”).

WHEREAS, Releasor was employed by the Company as President and Chief Operating Officer;

WHEREAS, Releasor and the Company are parties to a letter agreement dated October 1, 2007 (the “Letter Agreement”).

WHEREAS, Releasor’s employment with the Company terminated as of                                 .

NOW, THEREFORE, in consideration of the promises and of the releases, representations, covenants and obligations contained herein, the parties hereto agree as follows:

1. Severance Payment. Subject to Releasor’s execution of this Release Agreement and compliance with the terms of the Letter Agreement, the Company shall pay Releasor an amount equal to $50,000.00, less all amounts required or authorized to be withheld by law including, but not limited to, any applicable federal, state or local taxes following the Effective Date (as defined in paragraph 5 below).

2. Release. Releasor knowingly and voluntarily releases and forever discharges the Company, its parents, and each of their respective subsidiaries and affiliates, together with their respective present and former directors, managers, officers, shareholders, employees, agents, and each of their respective predecessors, heirs, executors, administrators, successors and assigns (collectively, the “Releasees”) from any and all debts, obligations, demands, actions, causes of action, accounts, covenants, contracts, agreements, damages, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (“Claims”), which Releasor ever had, now has, or may hereafter claim to have by reason of any matter, cause or thing whatsoever arising out of or relating to: (a) any events, occurrences or omissions from the beginning of time to the time Releasor signs this Release Agreement, or (b) Releasor’s employment with the Company or termination thereof (the “Release”). The Release shall apply to any Claim of any type, including, without limitation, any and all Claims of any type that you may have arising under the common law, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, or the New York State and City Human Rights Laws, each as amended, and any other federal, state or local statutes, regulations, ordinances or common law creating employment-related causes of action, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between Releasor and any of the Releasees, and all Claims for alleged tortious, defamatory or fraudulent conduct; provided, however, that nothing in the Release shall: (i) affect any vested employee benefits to which Releasor may be entitled under any existing employee benefit plans of the Company, or (ii) prohibit Releasor from enforcing this Release Agreement or the Letter Agreement. By signing this Release Agreement, Releasor represents that he or she shall not be entitled to any personal recovery in any action or proceeding that may be commenced on his or her behalf in any way arising out or relating to any of the matters that are the subject of the Release.

3. Representation. Releasor represents that he or she has not commenced or joined in any claim, charge or action against any of the Releasees, arising out of or relating in any way to Releasor’s relationship with the Company, or the termination thereof.

4. Continuation of Restrictions. Releasor represents and agrees that the obligations and representations set forth in the Restrictive Covenants in the Letter Agreement, on their stated terms, regarding noncompetition, nonsolicitation and confidentiality, shall remain in full force and effect.

5. Consultation with Attorney; Voluntary Agreement. Releasor represents that the Company has advised Releasor to consult with an attorney of Releasor’s choosing prior to signing this Release Agreement. Releasor further represents that he or she understands and agrees that he or she has the right and has been given the opportunity to review this Release Agreement, with an attorney of Releasor’s choice.

Releasor further represents that he or she understands and agrees that the Company is under no obligation to offer the payment set forth in paragraph 1 above, and that Releasor is under no obligation to consent to this Release Agreement, and that Releasor has entered into this Release Agreement freely and voluntarily. Releasor shall have twenty-one (21) days to consider this Release Agreement, unless Releasor is terminated in connection with a an exit incentive or other group termination program, in which case Releasor shall have forty-five (45) days to consider this Release Agreement. In either case, once Releasor has signed this Release Agreement, Releasor shall have seven (7) additional days from the date of execution to revoke his or her consent. Any such revocation shall be made in writing to                              and shall be deemed to have been duly given when hand delivered or when mailed by United States certified mail, return receipt requested. If no such revocation occurs, this Release Agreement shall become effective on the eighth (8th) day after Releasor shall have executed and returned it to the Company (the “Effective Date”). In the event that Releasor revokes his or her consent to this Release Agreement prior to the Effective Date, this Release Agreement shall be null and void and no payments shall be due hereunder.

6. Entire Agreement. Releasor acknowledges that he or she has not relied upon any representations (whether oral or written) from the Company, other than as set forth in this Release Agreement. This Release Agreement sets forth the entire agreement and understanding between Releasor and the Company and merges and supersedes any and all prior discussions, agreements, arrangements and understandings with regard to the subject matter hereof, except for the Letter Agreement, and may not be modified, amended, discharged or supplemented in any respect, except by a subsequent writing signed by Releasor and the Company.

7. Successors; Binding Agreement. The Company shall have the right to assign its rights and obligations under this Release Agreement to any entity that acquires all or substantially all of the assets of the Company and continues the Company’s business. The rights and obligations of the Company under this Release Agreement shall inure to the benefit and shall be binding upon the successors and assigns of the Company.

8. Severability. In the event that any one or more of the provisions of this Release Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Release Agreement shall not in way be affected or impaired thereby.

9. Governing Law; Jurisdiction. Without reference to any principles concerning choice of law, this Release Agreement shall be governed and interpreted in accordance with the laws of the State of New York. Any action arising out of or related to this Release Agreement shall be brought in the state or Federal courts located in New

York City, and you and the Company consent to the jurisdiction and venue of such courts.

10. Counterparts. This Release Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and Releasor have executed this Release Agreement, on the date and year set forth below.

ALCOA INC.
By:
[NAME]
[TITLE]

[NAME]

Dated: